Exhibit 99

Colgate Announces Strong 2nd Quarter

Excellent Worldwide Sales and Volume Growth

Sales, Unit Volume and Operating Profit Up in All Divisions

NEW YORK--(BUSINESS WIRE)--Regulatory News:

Colgate-Palmolive Company (NYSE:CL) today announced excellent worldwide sales and unit volume growth together with higher than expected earnings growth for second quarter 2008. Worldwide sales grew 16.5% to $3,964.8 million and unit volume grew 5.0%. Global pricing increased 4.5% and foreign exchange added 7.0%. The very strong top-line growth was supported by an 18% increase in worldwide advertising spending to an all-time record level.

Second quarter 2008 results include $29.5 million of aftertax charges related to the 2004 Restructuring Program. The year ago quarter included aftertax restructuring charges of $41.7 million.

Gross profit margin as reported was 56.5% in second quarter 2008 and 56.0% in the year ago period. Excluding restructuring charges, gross profit margin decreased 30 basis points from 57.1% to 56.8%, reflecting increases in raw and packaging material costs worldwide, especially oil-related costs and agricultural commodities. These sharp increases were substantially offset by increased pricing and successful savings initiatives.

Operating profit as reported increased 17% versus second quarter 2007 to $767.0 million. Excluding restructuring charges, operating profit rose 13% to an all-time record $805.9 million.

Reported net income and diluted earnings per share in second quarter 2008 were $493.8 million and $.92, respectively. Reported net income and diluted earnings per share in second quarter 2007 were $415.8 million and $.76, respectively. Excluding restructuring charges, net income increased 14% in second quarter 2008 to a record $523.3 million and diluted earnings per share increased 17% to $.98, also a record. In second quarter 2007, net income and diluted earnings per share excluding restructuring charges were $457.5 million and $.84, respectively.

Net cash provided by operations year to date increased by 14% to $1,028.9 million. Working capital increased slightly to 3.5% of sales versus 3.3% in the comparable 2007 period, and net debt (debt less cash and marketable securities) declined versus second quarter 2007.

Ian Cook, Chief Executive Officer, commented on the results without restructuring charges, “We are delighted that our excellent growth momentum continued this quarter on both the top and bottom lines. This is the seventh consecutive quarter of double-digit operating profit, net income and earnings per share growth. The strong results were truly across the board with every operating division achieving record sales and operating profit for the second quarter.

“Higher advertising spending behind regular and new products worldwide drove market share gains across categories. Colgate’s global toothpaste leadership continues to strengthen with market share gains in many countries around the world including the United States, Mexico, Brazil, China and Russia. Other categories achieving global share gains include manual toothbrushes, power toothbrushes, mouth rinse, bar soaps, hand dish liquid and pet nutrition.

“We are pleased that gross profit margin only declined slightly, due to higher pricing, our aggressive savings programs and a shift toward higher-margin products almost completely offsetting the impact of sharply rising raw and packaging material costs worldwide. We are now forecasting gross profit margin to be down by approximately the same amount for the remainder of the year.”

Mr. Cook further commented, “We are confident the strong top-line growth will continue. Our new product pipeline is full and we plan to support our strong momentum with continued high levels of advertising worldwide.

“We expect that our strong top-line and excellent savings initiatives will result in solid, good quality, mid-teens earnings per share growth in 2008, and while we have not yet begun our 2009 budget process, we anticipate another year of solid double-digit earnings per share growth in 2009 with gross profit margin up versus 2008.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on second quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North American sales grew 6.5% in the second quarter as unit volume increased 4.5%, pricing increased 1.5% and foreign exchange added 0.5%. North American operating profit increased 5% during the quarter, reflecting the benefits from restructuring and other efficiency programs, partially offset by an increase in raw and packaging material costs.

In the U.S., new product launches at the super-premium level are contributing to growth in oral care. Colgate Total Advanced Clean and Colgate Total Advanced Whitening toothpastes, supported by an integrated marketing campaign featuring Brooke Shields and an expansive professional sampling program, helped drive market share for Colgate Total toothpaste to its highest quarterly share ever at 16.2%. Colgate Max Fresh and Colgate Sensitive toothpastes were also strong performers in the quarter. Colgate’s share of the manual toothbrush market is at a record high of 27.8% year to date, up 2.1 share points versus year ago, fueled by the success of Colgate 360°, Colgate 360° Sensitive and new Colgate 360° Deep Clean manual toothbrushes.

Successful new products contributing to growth in the U.S. in other categories include Colgate 360° Sonic Power battery toothbrush, Irish Spring Moisture Blast and Irish Spring Reviving Mint body wash for men, Softsoap brand liquid hand soap with innovative new package designs, Softsoap brand SPA Radiant body wash and liquid hand soap, Softsoap brand foaming liquid hand soap in new premium sensorial fragrances and Softsoap brand Body Butter Coconut Scrub moisturizing body wash.

Exciting introductions scheduled to begin shipping in the third quarter include Max Fresh with Mouthwash Beads, the first toothpaste infused with mini dissolvable mouthwash beads packaged in an innovative clear tube, and new Palmolive Pure & Clear dish liquid.

Latin America (27% of Company Sales)

Latin American sales and unit volume grew 23.5% and 7.5%, respectively, in the second quarter on top of double-digit sales and volume growth in the year ago period. The strong volume gains were led by Mexico, Brazil, Venezuela, Colombia and Argentina. Higher pricing added 8.5% and foreign exchange added 7.5%. Latin American operating profit increased 19%, to an all-time record level even after a strong double-digit increase in advertising during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record high year to date, driven by market share gains in nearly every country. Strong sales of premium-priced offerings such as Colgate Total Professional Clean and Colgate Max White toothpastes drove share gains throughout the region. In Mexico, for example, Colgate’s toothpaste market share reached a record high at 85.6% year to date, up 230 basis points versus year ago. Colgate’s leading share of the manual toothbrush market for the region is at a record high year to date at 39.1%, up 200 basis points versus year ago. Strong sales of Colgate 360°, Colgate 360° Sensitive and Colgate Max Fresh manual toothbrushes throughout the region contributed to this success.

In other product categories, Colgate 360° MicroSonic battery toothbrush, Colgate Plax Whitening and Colgate Plax Ice mouthwashes, Palmolive Naturals Yogurt and Fruits and Protex Oats bar soaps, Palmolive bar soap and shower gel with ingredients from the Amazon, Lady Speed Stick Double Defense multi-form deodorants, Palmolive Caprice shampoo, Protex Oats shower gel and Suavitel Magic Moments fabric conditioner contributed to market share gains in the region.

Europe/South Pacific (24% of Company Sales)

Europe/South Pacific sales increased 14.5% to a record level, and unit volume grew 0.5% on top of very strong growth in the year ago period. Pricing was even with the year ago quarter and foreign exchange added 14.0%. Volume gains in the GABA business, the United Kingdom, Poland, Greece, Germany, the Baltic States and Australia more than offset volume declines in France and Italy due to challenging market conditions. Operating profit for the region grew 8% to an all-time record level, on top of very strong growth in the year ago period and even after a significant increase in advertising during the quarter.

Colgate maintained its oral care leadership in the Europe/South Pacific region with toothpaste share gains in Austria, Belgium, Finland, France, Germany, Sweden, Switzerland, the United Kingdom, Czech Republic, Hungary, Slovakia, Serbia, Australia and New Zealand. Successful premium products driving these share gains include Colgate Total, Colgate Max Fresh and Colgate Max White toothpastes. GABA’s toothpaste market share also grew in many markets across the region, in both the food and pharmacy channels. In the manual toothbrush category, strong sales of Colgate 360°, Colgate 360° Sensitive and Colgate Max Fresh toothbrushes strengthened Colgate’s market leadership in this category for the region.

Recent premium innovations contributing to gains in other product categories include Colgate 360° Sonic Power battery toothbrush, Colgate Plax Whitening mouth rinse, Palmolive Pure Cashmere Intense Nourishment, Palmolive Naturals Cherry Blossom and Palmolive Tahiti Pearl shower gels, Ajax Professional bucket dilutable and Ajax Professional glass cleaners and Soupline Magic Moments, a fabric conditioner with a touch-release fragrance that lasts for months after washing.

Greater Asia/Africa (17% of Company Sales)

As reported, Greater Asia/Africa sales and unit volume increased 17.5% and 7.5%, respectively. Excluding divested businesses, sales and unit volume increased 18.0% and 8.0%, respectively. The strong volume gains were led by India, Russia, Ukraine, Malaysia, Thailand, Philippines, Vietnam, South Africa, the Gulf States and the Greater China region, where volume increased 7% on top of double-digit growth in the year ago quarter. For the division as a whole, pricing increased 4.5% and foreign exchange added 5.5%. Operating profit for the region increased 21% to a record level, even after a sizable increase in advertising during the quarter.

Colgate strengthened its oral care leadership in the Greater Asia region with its regional toothpaste market share reaching a record high year to date. In China, for example, Colgate’s toothpaste market share reached 30.7% year to date, up 100 basis points versus year ago. Colgate’s share of the manual toothbrush market also strengthened throughout the region with many countries achieving record high shares in the category. Successful new products driving the oral care growth include Colgate Total Professional Clean, Colgate Max Fresh, Colgate 360° Whole Mouth Clean and Darlie Salt White toothpastes, Colgate 360° Sensitive and Colgate 360° Deep Clean manual toothbrushes, and Plax Overnight Herbal Sensations mouthwash. Notably, sales of GABA toothpaste, mouthwash and manual toothbrushes began in Russia during the quarter and are off to a strong start.

New products contributing to growth in other categories in the region include Palmolive Nutra-Oil shower gel, Palmolive Thermal Spa Nourishing Boost shower gel, bar soap and liquid hand soap, Palmolive Pure Cashmere shower cream and bar soap, and Protex Icy Cool bar soap.

Hill’s (14% of Company Sales)

Hill’s sales grew 19.5% during the quarter as unit volume increased 6.0%, pricing increased 8.0% and foreign exchange added 5.5%. Operating profit increased 6% to a record level even after increased advertising and significantly higher agricultural commodity costs during the quarter.

Volume growth in the U.S. specialty pet channel during the quarter was driven by strong sales of Science Diet Adult Large Breed Canine, Science Diet Adult Lamb Meal & Rice Recipe Small Bites Canine and Science Diet Nature’s Best Canine. Science Diet Indoor Cat Adult, Science Diet Nature’s Best Feline and Science Diet Tender Chunks in Gravy Feline pouches contributed to growth in feline. Prescription Diet c/d Multicare Feline, a therapeutic food for the nutritional management of cats with Feline Lower Urinary Tract Disease, Prescription Diet d/d Canine, Prescription Diet r/d Feline and Prescription Diet w/d Feline drove growth in the U.S. veterinary channel.

Internationally, volume growth was led by Italy, France, Germany, Belgium, the Netherlands, Australia, Taiwan, Thailand, Poland, Venezuela and Hong Kong. New pet food products contributing to the international growth include Science Plan Canine and Feline Nature’s Best, Science Plan Chunks in Gravy Feline pouches and Prescription Diet Hypo Allergenic Canine treats.

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company's web site at http://www.colgate.com.

Unless otherwise indicated, all market share data included in this press release is as measured by ACNielsen.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, profit and profit margin growth, earnings growth, financial goals, cost-reduction plans, estimated charges and savings associated with the 2004 Restructuring Program, tax rates and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate's condensed consolidated income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Net sales, gross profit margin, operating profit, operating profit margin, net income and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items reported in the corporate segment, as explained below:

  The restructuring charges relate to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by the end of 2008 (the "2004 Restructuring Program"). These restructuring charges include separation-related costs, incremental depreciation and asset write-downs, and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor's overall understanding of its ongoing operations.
  The three Other Items, which pertained to the six months ended June 30, 2007, are comprised of the gain on sale of the Company’s household bleach business in Latin America, a charge related to the limited voluntary product recall of certain Hill’s feline products, and tax adjustments consisting of the reduction of a tax loss carryforward valuation allowance in Brazil, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries. The amount of each such excluded item for the six months ended June 30, 2007 is set forth in the table entitled “Supplemental Consolidated Income Statement Information – Other Items” included with this release. In light of their nature and magnitude, the Company believes that these three Other Items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Items” for the three and six months ended June 30, 2008 and 2007 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful supplemental information to investors as it allows comparisons of sales growth and volume growth from ongoing operations on a period-over-period basis. See “Geographic Sales Analysis, Percentage Changes – Second Quarter 2008 vs. 2007” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Six Months Ended June 30, 2008 and 2007” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for second quarter results.)

Table 1
Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program

For the Three Months Ended June 30, 2008 and 2007

(in Millions Except Per Share Amounts) (Unaudited)

	2008			2007
	As Reported	Restructuring	Excluding Restructuring	As Reported	Restructuring	Excluding Restructuring

Net sales	$3,964.8	$-	$3,964.8	$3,405.4	$-	$3,405.4

Cost of sales	1,725.0	11.0	1,714.0	1,497.0	34.7	1,462.3

Gross profit	2,239.8	(11.0)	2,250.8	1,908.4	(34.7)	1,943.1

Gross profit margin	56.5%		56.8%	56.0%		57.1%

Selling, general and administrative expenses	1,422.7	20.7	1,402.0	1,223.7	10.0	1,213.7

Other (income) expense, net	50.1	7.2	42.9	27.1	10.7	16.4

Operating profit	767.0	(38.9)	805.9	657.6	(55.4)	713.0

Operating profit margin	19.3%		20.3%	19.3%		20.9%

Interest expense, net	25.4	-	25.4	40.4	-	40.4

Income before income taxes	741.6	(38.9)	780.5	617.2	(55.4)	672.6

Provision for income taxes	247.8	(9.4)	257.2	201.4	(13.7)	215.1

Effective tax rate	33.4%		33.0%	32.6%		32.0%

Net income	493.8	(29.5)	523.3	415.8	(41.7)	457.5

Earnings per common share
Basic	$0.96	$(0.06)	$1.02	$0.80	$(0.08)	$0.88
Diluted	$0.92	$(0.06)	$0.98	$0.76	$(0.08)	$0.84

Average common shares outstanding
Basic	507.1	507.1	507.1	511.0	511.0	511.0
Diluted	536.6	536.6	536.6	544.2	544.2	544.2

Note:	Basic and diluted earnings per share for the "As Reported" and "Excluding Restructuring & Other Items" are computed independently for each quarter and the year to date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not necessarily equal the earnings per share for the year to date period. In addition, the impact of "Restructuring" and "Other Items" on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 2
Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Six Months Ended June 30, 2008 and 2007

(in Millions Except Per Share Amounts) (Unaudited)

	2008			2007
	As Reported	Restructuring	Excluding Restructuring	As Reported	Restructuring	Other Items (a)	Excluding Restructuring & Other Items

Net sales	$7,677.8	$-	$7,677.8	$6,619.3	$-	$(2.1)	$6,621.4

Cost of sales	3,338.2	36.9	3,301.3	2,898.7	66.4	(1.1)	2,833.4

Gross profit	4,339.6	(36.9)	4,376.5	3,720.6	(66.4)	(1.0)	3,788.0

Gross profit margin	56.5%		57.0%	56.2%			57.2%

Selling, general and administrative expenses	2,771.6	33.9	2,737.7	2,393.9	21.1	-	2,372.8

Other (income) expense, net	77.3	6.5	70.8	18.0	13.8	(36.0)	40.2

Operating profit	1,490.7	(77.3)	1,568.0	1,308.7	(101.3)	35.0	1,375.0

Operating profit margin	19.4%		20.4%	19.8%			20.8%

Interest expense, net	59.1	-	59.1	83.1	-	-	83.1

Income before income taxes	1,431.6	(77.3)	1,508.9	1,225.6	(101.3)	35.0	1,291.9

Provision for income taxes	471.3	(26.6)	497.9	323.2	(29.7)	(60.4)	413.3

Effective tax rate	32.9%		33.0%	26.4%			32.0%

Net income	960.3	(50.7)	1,011.0	902.4	(71.6)	95.4	878.6

Earnings per common share
Basic	$1.86	$(0.10)	$1.96	$1.74	$(0.14)	$0.19	$1.69
Diluted	$1.78	$(0.10)	$1.88	$1.65	$(0.13)	$0.17	$1.61

Average common shares outstanding
Basic	508.1	508.1	508.1	511.8	511.8	511.8	511.8
Diluted	538.0	538.0	538.0	545.5	545.5	545.5	545.5

(a) See Table 3 "Supplemental Consolidated Income Statement Information - Other Items" for details.

Note:	Basic and diluted earnings per share for the "As Reported" and "Excluding Restructuring & Other Items" are computed independently for each quarter and the year to date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not necessarily equal the earnings per share for the year to date period. In addition, the impact of "Restructuring" and "Other Items" on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 3
Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Other Items

For the Six Months Ended June 30, 2007

(Dollars in Millions) (Unaudited)

	Six Months Ended June 30, 2007
	Gain on Bleach Sale	Hill's Product Voluntary Recall	Tax Adjustments*	Total Other Items

Net sales	$-	$(2.1)	$-	$(2.1)

Cost of sales	-	(1.1)	-	(1.1)

Gross profit	-	(1.0)	-	(1.0)

Selling, general and administrative expenses	-	-	-	-

Other (income) expense, net	(48.6)	12.6	-	(36.0)

Operating profit	48.6	(13.6)	-	35.0

Interest expense, net	-	-	-	-

Income before income taxes	48.6	(13.6)	-	35.0

Provision for income taxes	18.9	(5.4)	(73.9)	(60.4)

Net income	29.7	(8.2)	73.9	95.4

Earnings per common share
Basic	$0.06	$(0.02)	$0.15	$0.19
Diluted	$0.05	$(0.02)	$0.14	$0.17

*	Reduction of tax loss carryforward valuation allowances in Brazil of $94.6, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries.

Table 4
Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of June 30, 2008, December 31, 2007 and June 30, 2007

(Dollars in Millions) (Unaudited)

	June 30,	December 31,	June 30,
	2008	2007	2007

Cash and cash equivalents	$622.8	$428.7	$546.9
Receivables, net	1,872.5	1,680.7	1,666.5
Inventories	1,340.5	1,171.0	1,135.4
Other current assets	421.4	338.1	355.1
Property, plant and equipment, net	3,149.3	3,015.2	2,774.8
Other assets, including goodwill and intangibles	3,663.8	3,478.3	3,201.9
Total assets	$11,070.3	$10,112.0	$9,680.6

Total debt	3,730.5	3,515.9	3,740.9
Other current liabilities	3,065.7	2,868.7	2,687.9
Other non-current liabilities	1,607.5	1,441.2	1,480.5
Total liabilities	8,403.7	7,825.8	7,909.3
Total shareholders’ equity	2,666.6	2,286.2	1,771.3
Total liabilities and shareholders’ equity	$11,070.3	$10,112.0	$9,680.6

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,087.0	$3,064.6	$3,163.6
Working capital % of sales	3.5%	2.2%	3.3%

*	Marketable securities of $20.7, $22.6 and $30.4 as of June 30, 2008, December 31, 2007 and June 30, 2007, respectively, are included in Other current assets.

Table 5
Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2008 and 2007

(Dollars in Millions) (Unaudited)

	2008	2007

Operating Activities
Net income	$960.3	$902.4
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	(47.1)	(7.7)
Depreciation and amortization	172.4	161.1
Gain before tax on sale of non-core product lines	-	(48.6)
Stock-based compensation expense	42.7	52.3
Deferred income taxes	67.0	(79.6)
Cash effects of changes in:
Receivables	(132.5)	(105.5)
Inventories	(135.2)	(101.5)
Accounts payable and other accruals	59.8	151.5
Other non-current assets and liabilities	41.5	(25.4)
Net cash provided by operations	1,028.9	899.0

Investing Activities
Capital expenditures	(216.7)	(199.6)
Sale of property and non-core product lines	44.9	81.6
Other	0.8	(13.2)
Net cash used in investing activities	(171.0)	(131.2)

Financing Activities
Principal payments on debt	(1,380.8)	(1,356.7)
Proceeds from issuance of debt	1,542.9	1,421.1
Dividends paid	(402.2)	(364.2)
Purchases of treasury shares	(542.0)	(602.2)
Proceeds from exercise of stock options and excess tax benefits	117.1	185.2
Net cash used in financing activities	(665.0)	(716.8)

Effect of exchange rate changes on Cash and cash equivalents	1.2	6.4
Net increase in Cash and cash equivalents	194.1	57.4
Cash and cash equivalents at beginning of period	428.7	489.5
Cash and cash equivalents at end of period	$622.8	$546.9

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,028.9	$899.0
Less: Capital expenditures	(216.7)	(199.6)
Free cash flow before dividends	$812.2	$699.4

Income taxes paid	$399.0	$312.0

Table 6
Colgate-Palmolive Company

Segment Information

For the Three and Six Months Ended June 30, 2008 and 2007

(Dollars in Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales
Oral, Personal and Home Care

North America	$715.1	$671.5	$1,424.6	$1,333.9
Latin America	1,065.1	860.9	2,010.6	1,651.2
Europe/South Pacific	966.7	844.9	1,866.7	1,626.5
Greater Asia/Africa	670.4	570.3	1,325.2	1,118.8

Total Oral, Personal and Home Care	$3,417.3	$2,947.6	$6,627.1	$5,730.4

Pet Nutrition	547.5	457.8	1,050.7	888.9

Total Net sales	$3,964.8	$3,405.4	$7,677.8	$6,619.3

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating profit
Oral, Personal and Home Care

North America	$169.8	$161.6	$333.9	$313.8
Latin America	294.5	246.9	574.5	492.2
Europe/South Pacific	202.1	187.1	394.5	365.8
Greater Asia/Africa	105.1	87.0	210.8	168.4

Total Oral, Personal and Home Care	$771.5	$682.6	$1,513.7	$1,340.2

Pet Nutrition	129.9	122.0	257.3	237.6
Corporate	(134.4)	(147.0)	(280.3)	(269.1)

Total Operating Profit	$767.0	$657.6	$1,490.7	$1,308.7

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include restructuring and related implementation costs, stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs and gains and losses on sales of non-core brands and assets.

For the three months ended June 30, 2008 and 2007, Corporate operating expenses include $38.9 and $55.4 of charges related to the Company's 2004 Restructuring Program, respectively. For the six months ended June 30, 2008 and 2007, Corporate operating expenses include $77.3 and $101.3 of charges related to the Company's 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the six months ended June 30, 2007 were reduced by a $48.6 gain related to the sale of the Company's household bleach business in Latin America.

As a result of a limited voluntary recall of Hill's product in March 2007, Pet Nutrition Net sales for the six months ended June 30, 2007 were reduced by $2.1 and Corporate operating expenses increased by $13.6.

Table 7
Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Second Quarter 2008 vs 2007

June 30, 2008

(Unaudited)

			COMPONENTS OF SALES CHANGE					COMPONENTS OF SALES CHANGE
			SECOND QUARTER					SIX MONTHS

Region	2nd Qtr Sales Change As Reported	2nd Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	6 Months Sales Change As Reported	6 Months Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange

Total Company	16.5%	16.5%	5.0%	4.5%	7.0%	16.0%	16.0%	5.0%	3.5%	7.5%

Europe/South Pacific	14.5%	14.5%	0.5%	0.0%	14.0%	15.0%	15.0%	2.0%	(0.5%)	13.5%

Latin America	23.5%	23.5%	7.5%	8.5%	7.5%	22.0%	22.5%	7.5%	7.5%	7.5%

Greater Asia/Africa	17.5%	18.0%	8.0%	4.5%	5.5%	18.5%	19.0%	8.0%	4.0%	7.0%

Total International	18.5%	19.0%	5.0%	4.5%	9.5%	18.0%	18.5%	5.5%	3.5%	9.5%

North America	6.5%	6.5%	4.5%	1.5%	0.5%	7.0%	7.0%	4.5%	1.5%	1.0%

Total CP Products	16.0%	16.0%	5.0%	3.5%	7.5%	15.5%	16.0%	5.5%	3.0%	7.5%

Hill's	19.5%	19.5%	6.0%	8.0%	5.5%	18.0%	18.0%	5.0%	7.5%	5.5%

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291